Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Zions Bancorporation for the initial offering of the securities of Zions Bancorporation or an Issuer Trust or both on a continuous or delayed basis, at an aggregate initial public offering price of up to $1,100,000,000 and to the incorporation by reference therein of our report dated January 27, 2004, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

December 29, 2004